Exhibit 10.1

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, NY 10036

CONFIDENTIAL

June 22, 2024

Sonoco Products Company
One North Second Street
Hartsville, SC 29550
Attention: Robert R. Dillard, Chief Financial Officer

Project Echo
364-Day Bridge Facility

Commitment Letter

Ladies and Gentlemen:

Sonoco Products Company, a South Carolina corporation (the “Borrower” or “you”), has advised JPMorgan Chase Bank, N.A. (“JPMorgan”) and Morgan Stanley Senior Funding, Inc. (together with its designated affiliates, “MSSF” and, together with JPMorgan and each person that becomes a party hereto pursuant to a Joinder Agreement (as defined below), collectively, the “Commitment Parties”, “we” or “us”) that it intends to consummate the Acquisition and the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Terms and Conditions attached hereto as Exhibit B or the Conditions Precedent to the Bridge Facility attached hereto as Exhibit C (together with Exhibit B hereto, the “Term Sheet”). This commitment letter, together with all Exhibits hereto, is referred to as this “Commitment Letter”.

1.            Commitments

In connection with the foregoing, (a) JPMorgan is pleased to advise you of its commitment to provide 50% of the aggregate principal amount of the Bridge Facility (and each Tranche thereof) and (b) MSSF is pleased to advise you of its commitment to provide 50% of the aggregate principal amount of the Bridge Facility (and each Tranche thereof), in each case, upon the terms set forth in this Commitment Letter and, as to the funding thereunder, subject solely to the satisfaction, or waiver by each of the Commitment Parties, of the Funding Conditions (as defined below). It is understood and agreed that any event occurring after the date hereof and prior to the funding of the Bridge Facility on the Closing Date that would result in a mandatory commitment reduction with respect to the Bridge Facility (or either Tranche thereof) as set forth in the Term Sheet under the heading titled “Mandatory Prepayments and Commitment Reductions” shall reduce the amount of the Bridge Facility (and such Tranche thereof), and the aggregate amount of the Commitment Parties’ commitments hereunder (on a pro rata basis as among the Commitment Parties, based on the amount of their respective commitments under such Tranche), on a dollar-for-dollar basis, and you agree to give the Arrangers prompt written notice of the occurrence of any such event, together with a reasonably detailed calculation of the amount of any such reduction.

2.            Titles and Roles

It is agreed that (a) JPMorgan will act as the sole and exclusive administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”), (b) JPMorgan and MSSF will act as joint lead arrangers and joint bookrunners for the Bridge Facility (in such capacities, the “Arrangers”) and (c) MSSF will be appointed as the syndication agent for the Bridge Facility. You agree that no other agents, co-agents, bookrunners or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid by you or your subsidiaries in connection with the Bridge Facility unless agreed by you and the Arrangers; provided that you may assign agent or co-agent titles as reasonably agreed by the Arrangers. It is further agreed that JPMorgan will appear on the top left of the cover page of any marketing materials or other documentation for the Bridge Facility and will hold the role and have the authority conventionally understood to be associated with such name placement and that MSSF will appear immediately to the right of JPMorgan on the cover page of any such marketing materials or other documentation for the Bridge Facility.

3.            Syndication

The Arrangers intend to syndicate the Bridge Facility (or either Tranche thereof) to a group of banks or other financial institutions (together with JPMorgan and MSSF, the “Lenders”) identified by the Arrangers in consultation with you; provided that (a) the Arrangers will only syndicate the Bridge Facility to banks or other financial institutions that are (i) approved by you (such approval not to be unreasonably withheld or delayed), it being understood and agreed that any bank or financial institution that is set forth in the syndication plan for the Bridge Facility agreed to by you and the Arrangers prior to the date hereof or that otherwise becomes a party hereto pursuant to a Joinder Agreement is deemed to be approved by you, (ii) lenders under any Existing Credit Agreement (other than any Defaulting Lender under, and as defined in, such Existing Credit Agreement as of the date of such syndication) or (iii) commercial or investment banks that, in the case of this clause (iii), at the time of such syndication have a corporate rating (however denominated) or senior unsecured, noncredit enhanced long term indebtedness rating from S&P (as defined below) that is BBB- or higher or from Moody’s (as defined below) that is Baa3 or higher (the persons referred to in clauses (i), (ii) and (iii), the “Permitted Assignees”) and (b) the allocations of the commitments under the Bridge Facility among the Lenders shall be subject to your approval (such approval not to be unreasonably withheld or delayed); provided, further, that in the event that a Successful Syndication (as defined in the Arranger Fee Letter (as defined below)) shall not have occurred within 45 days following the date hereof, then any such allocation after such 45-day period shall not be subject to your approval (but shall be made in consultation with you). Subject to your rights set forth in the immediately preceding sentence, the Arrangers will manage all aspects of the syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

Until the earlier of 60 days following the Closing Date and the completion of a Successful Syndication (such earlier date, the “Syndication Date”), you agree to actively assist (and, subject to limitations on your rights under the Acquisition Documents, to use your commercially reasonable efforts to cause the Acquired Group to actively assist) the Arrangers in completing a Successful Syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between your senior management and advisors and the proposed Lenders (and, subject to limitations on your rights under the Acquisition Documents, upon request of the Arrangers, using your commercially reasonable efforts to ensure such contact between senior management of the Acquired Group and the proposed Lenders) on reasonable prior notice and at reasonable times and places, (c) your assistance in the preparation of a confidential information memorandum with respect to the Bridge Facility (or either Tranche thereof) in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Arrangers (the “Confidential Information Memorandum”) and other customary marketing materials (including a customary lender presentation) to be used in connection with the syndication of the Bridge Facility (or either Tranche thereof) (collectively with the Term Sheet and any additional versions of the Confidential Information Memorandum prepared for distributions to the Public-Siders (as hereafter defined), the “Information Materials”), (d) prior to the commencement of general syndication, your using commercially reasonable efforts to obtain updated public corporate ratings (but no specific rating) and updated public ratings (but no specific rating) of the Borrower’s senior unsecured, non-credit enhanced long-term indebtedness for borrowed money from each of Moody’s Investor Services, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”), in each that give effect to the Transactions and (e) the hosting, with the Arrangers, of one or more meetings of prospective Lenders at times and places to be mutually agreed (which meetings may be held virtually). You also agree to execute and deliver one or more Joinder Agreements in respect of any Permitted Assignee as soon as reasonably practicable following the delivery thereof to you by the Arrangers. You hereby authorize the Commitment Parties to download copies of your trademark logos from your website and to post copies thereof and any Information Materials to a deal site on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Arrangers to be the electronic transmission system (an “Electronic Platform”) established by the Arrangers to syndicate the Bridge Facility (or either Tranche thereof), and to use the Borrower’s trademark logos on any Information Materials or, with your consent (other than with respect to customary “tombstones” or “case studies” or similar advertisements), in any advertisements that any Commitment Party may place after the Closing Date in financial and other newspapers, journals, the internet, home page or otherwise, at its own expense describing its services to the Borrower hereunder. Upon the request by the Arrangers, you will, subject to limitations on your rights under the Acquisition Documents, use commercially reasonable efforts to cause the Acquired Group to furnish to the Arrangers for no fee an electronic version of the Acquired Group’s trademark logos for use in marketing materials for the purpose of facilitating the syndication of the Bridge Facility (or either Tranche thereof); provided that such logos and trademarks shall be used in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Seller’s or the Acquired Group’s reputations or goodwill.

In order to facilitate an orderly and successful syndication of the Bridge Facility (or either Tranche thereof), you agree that until the Syndication Date, the Borrower will not and will not permit its subsidiaries to (and will, subject to limitations on your rights under the Acquisition Documents, use commercially reasonable efforts to cause the Acquired Group to not) issue, announce, offer, place or arrange debt securities or any syndicated credit facilities of the Borrower or its subsidiaries or of the Acquired Group (other than (i) the Senior Notes and the Term Facility, (ii) any amendment or refinancing of the revolving credit facility established under the Existing Revolving Credit Agreement, so long as the aggregate committed amount and, without duplication, outstanding amount thereunder shall not exceed $1,250,000,000, (iii) indebtedness of the Acquired Group incurred prior to the Closing Date as permitted pursuant to the Acquisition Documents, (iv) intercompany indebtedness of the Borrower and its subsidiaries, (v) capital leases, commercial paper issuances, letters of credit and purchase money and equipment financings of the Borrower and its subsidiaries in the ordinary course of business, (vi) working capital facilities of foreign subsidiaries, (vii) any other financing agreed by the Arrangers, (viii) indebtedness issued to refinance any existing senior notes of the Borrower within 18 months of the stated maturity thereof, in an aggregate principal amount not to exceed the principal amount so refinanced (plus interest and premium owing thereon and fees and expenses relating thereto) and (ix) other indebtedness in an aggregate principal amount not to exceed $75,000,000), in each case if such issuance, announcement, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Bridge Facility (or either Tranche thereof).

If requested by the Arrangers, you also will assist the Arrangers in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, the Acquired Group, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market-related activities with respect to the Borrower, the Acquired Group, their respective affiliates or the securities of any of the foregoing. Before distribution of any Information Materials, you agree to execute and deliver to the Arrangers (i) a customary letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private- Siders”), which shall include a customary “10b-5” representation by you (which shall not be qualified as to knowledge), and a customary letter (limited to such representation) by the Acquired Group with respect to historical or factual information relating to the Acquired Group, and (ii) if requested, separate customary letter (including such representation) in which you authorize distribution of the Public-Side Version to Public-Siders not containing any MNPI.

The Borrower agrees that the following documents may be distributed to both Private- Siders and Public-Siders, unless the Borrower advises the Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets summarizing the terms of the Bridge Facility (or either Tranche thereof) and notification of changes in such terms and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise the Arrangers that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

The Borrower hereby authorizes the Arrangers to distribute draft and execution versions of the Bridge Credit Agreement to Private-Siders and Public- Siders.

Notwithstanding anything to the contrary contained in this Commitment Letter or any other agreement or undertaking concerning the Bridge Facility, but without limiting the Funding Conditions and without limiting your obligations to assist with syndication as set forth in this Section 3, neither any of the foregoing obligations of the Borrower under this Section 3 nor the commencement, conduct or completion of the syndication of the Bridge Facility contemplated by this Section 3 is a condition to the commitments of the Commitment Parties hereunder or the funding of the Bridge Facility on the Closing Date.

For the avoidance of doubt, without limiting your representation and warranty set forth in Section 4 below, nothing contained in this Commitment Letter shall require you to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on you, the Acquired Group or your or its respective affiliates; provided that you shall (x) use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate the applicable law, rule, regulation or obligation, and (y) to the extent you are unable to disclose any such information, notify us if any such information is being withheld as a result of any such obligation of confidentiality (but solely if providing such notice would not violate such confidentiality obligation).

4.            Information

To assist the Arrangers in their syndication efforts, you agree to use commercially reasonable efforts to prepare and provide (and, subject to limitations on your rights under the Acquisition Documents, to cause the Acquired Group to prepare and provide) to the Arrangers all customary information with respect to the Borrower, its subsidiaries, the Acquired Group and the transactions contemplated hereby, including all financial information and projections concerning the Borrower, its subsidiaries and the Acquired Group (the “Projections”), as the Arrangers may reasonably request in connection with the arrangement and syndication of the Bridge Facility. You hereby represent and warrant (in the case of information relating to the Acquired Group, prior to the Closing Date, to the best of your knowledge) that (a) all written information other than the Projections, forward-looking information and other information of a general economic or industry nature (the “Information”) that has been or will be made available to the Arrangers by you or any of your representatives in connection with the Transactions, when taken as a whole, is or will be, when furnished, and taken together with any supplements and updates thereto from time to time (to the extent such supplements or updates are provided prior to the commencement of syndication of the Bridge Facility), complete and correct in all material respects and, when taken as a whole, does not or will not, when furnished, and taken together with any such supplements and updates thereto, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Arrangers by you or any of your representatives in connection with the Transactions have been or will be prepared in good faith based upon assumptions that were believed by the Borrower to be reasonable as of the date such Projections are prepared and as of the date such Projections are made available to the Arrangers (it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). If, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect (prior to the Closing Date, to your knowledge with respect to Information and Projections relating to the Acquired Group) if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph (prior to the Closing Date, to your knowledge with respect to Information and Projections relating to the Acquired Group) remain accurate and complete in all material respects under those circumstances. The accuracy of the foregoing representations and warranties shall not be a condition to the obligations of any Commitment Party hereunder. You understand that we may use and rely on the Information without independent verification thereof, and you acknowledge and agree that we will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Borrower, its subsidiaries, the Acquired Group or any other person or to advise or opine on any solvency issues.

5.            Fees

As consideration for the Commitment Parties’ commitments hereunder and the Arrangers’ agreements to perform the services described herein, you agree to pay the applicable Commitment Parties the nonrefundable fees set forth in Annex I to the Term Sheet and in the Arranger Fee Letter dated the date hereof, among JPMorgan, MSSF and the Borrower (the “Arranger Fee Letter”), and the Administrative Agent Fee Letter dated the date hereof, between JPMorgan and the Borrower (the “Administrative Agent Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”).

You agree that, once paid, the fees or any part thereof payable hereunder or under the Fee Letters shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise agreed in writing by you and each applicable Commitment Party. All fees payable hereunder and under the Fee Letters shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by you for such amounts.

6.            Conditions

The Commitment Parties’ commitments hereunder and agreements to perform the services described herein are subject solely to satisfaction, or waiver by each Commitment Party, of each of the conditions precedent set forth in Exhibit C hereto (collectively, the “Funding Conditions”).

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Bridge Credit Agreement or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (i) such of the representations and warranties made by or with respect to the Seller or the Acquired Group in the Acquisition Documents as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you have (or an affiliate of yours has) the right (taking into account any applicable cure provisions) to decline to consummate the Acquisition or to terminate your (or your affiliates’) obligations under the Acquisition Documents as a result of the breach of such representations and warranties in the Acquisition Documents (the “Acquisition Documents Representations”) and (ii) the Specified Representations (as hereinafter defined) and (b) the terms of the Bridge Credit Agreement, to the extent not expressly set forth in the Term Sheet, shall be in a form such that they do not impair the availability of the loans under the Bridge Facility on the Closing Date if the Funding Conditions are satisfied or waived. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower relating to corporate status of the Borrower, corporate power and authority of the Borrower to enter into the Bridge Credit Agreement, due authorization, execution, delivery and enforceability of the Bridge Credit Agreement by or against the Borrower, no conflicts with or consents under charter documents of the Borrower, solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Annex I to Exhibit C), Federal Reserve margin regulations, the use of the proceeds of the Bridge Facility not violating laws against sanctioned persons, the Foreign Corrupt Practices Act or the Patriot Act and compliance with the Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

7.	Limitation of Liability, Indemnity, Settlement

(a)	Limitation of Liability.

You agree that (i) in no event shall any Commitment Party or its affiliates or any of its or their respective officers, directors, employees, advisors and agents (any of the foregoing, an “Arranger-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your or their respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter, the Fee Letters or any other agreement or instrument contemplated hereby and (ii) no Arranger-Related Person shall have any Liabilities, on any theory of liability, arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet, other than, in the case of this clause (ii) with respect to any Arranger-Related Person, for direct, actual damages resulting from the gross negligence or willful misconduct of such Arranger-Related Person, as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided that nothing in this clause (a) shall relieve you of any obligation you may have to indemnify an Indemnified Person, as provided in clause (b) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

(b)	Indemnity.

You agree (i) to (A) indemnify and hold harmless each Commitment Party and its affiliates and its and their respective officers, directors, employees, advisors and agents (any of the foregoing, an “Indemnified Person”) from and against any and all Liabilities and related expenses to which any Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Bridge Facility, the use of the proceeds thereof, any related transaction or the activities performed or the commitments or services furnished pursuant to this Commitment Letter or the role of any Commitment Party in connection therewith or in connection with any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of clause (a) above and the terms of this clause (b)) (each, a “Proceeding”), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors, the Acquired Group or any other person and (B) reimburse each Indemnified Person upon demand (upon presentation of a summary statement, in reasonable detail) for any legal or other expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket fees and expenses of one firm of counsel, representing all of the Indemnified Persons, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel and, if necessary, another firm of local counsel in each appropriate jurisdiction for each group of similarly situated affected Indemnified Persons)) incurred in connection with investigating or defending any of the foregoing, regardless of whether or not in connection with any pending or threatened Proceeding to which any Indemnified Person is a party, in each case as such expenses are incurred or paid; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to any Liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to (I) result from (x) the willful misconduct, bad faith or gross negligence of such Indemnified Person in performing its activities or in furnishing its commitment or services under this Commitment Letter or (y) a material breach by such Indemnified Person of this Commitment Letter, the Fee Letters or the Bridge Credit Agreement, or (II) have not resulted from an act or omission by you or any of your affiliates and have been brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an arranger, bookrunner or agent or any similar role hereunder) and (ii) to reimburse each Commitment Party and its affiliates on demand (upon presentation of a summary statement, in reasonable detail) for all reasonable documented or invoiced out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable and documented or invoiced out-of-pocket fees, charges and disbursements of counsel, which shall be limited to one firm of counsel and, if necessary, a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest where the Commitment Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel and, if necessary, another firm of local counsel in each appropriate jurisdiction for each group of similarly situated affected Commitment Parties)) incurred in connection with the Bridge Facility and any related documentation (including this Commitment Letter, the Fee Letters and the Bridge Credit Agreement) or the administration, amendment, modification or waiver thereof.

(c)	Settlement.

You shall not be liable for any settlement of any Proceeding if the amount of such settlement was effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Liabilities and related expenses by reason of such settlement or judgment in accordance with the terms of clause (b) above. You shall not, without the prior written consent of each applicable Commitment Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding in respect of which indemnity has been or could have been sought hereunder by any Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to each applicable Commitment Party from all liability on claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Commitment Parties and the other Indemnified Persons.

8.	Affiliate Activities, Sharing of Information, Absence of Fiduciary Relationships

The Commitment Parties may employ the services of their respective affiliates (including, in the case of JPMorgan, J.P. Morgan Securities LLC) in providing any services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you, your subsidiaries and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of the Commitment Parties hereunder. Each Commitment Party shall be responsible for its affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or your subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties will not use confidential information obtained from you or your subsidiaries by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you or your subsidiaries in connection with the performance by the Commitment Parties of services for other companies, and the Commitment Parties will not furnish any such information to other companies. You also acknowledge that the Commitment Parties have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party or any of its affiliates, on the one hand, and you, your affiliates or your or their respective equityholders on the other hand. You acknowledge and agree that (a) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their respective affiliates, on the one hand, and you, on the other hand, (b) in connection therewith and with the process leading to such transactions, each of the Commitment Parties and, if applicable, their respective affiliates are acting solely as a principal and have not been, are not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (c) with respect to the transactions contemplated hereby or the process leading thereto, the Commitment Parties and, if applicable, their respective affiliates have not assumed (x) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Borrower or any of its affiliates in respect of any transaction related hereto)) or (y) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and none of the Commitment Parties or any of their respective affiliates shall have any responsibility or liability to you with respect thereto, and (iii) the Commitment Parties and their respective affiliates are not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by any Commitment Party or any of its affiliates of the Borrower, its subsidiaries or the Acquired Group, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of the Borrower. The Borrower agrees that it will not claim that any Commitment Party or any of its affiliates has rendered any advisory services or assert any claim against any Commitment Party or any of its affiliates based on an alleged breach of fiduciary duty by such Commitment Party or any of its affiliates in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of any Commitment Party or any of its affiliates acting as a financial advisor to the Borrower or any of its affiliates, on the one hand, and the engagement of the Commitment Parties hereunder and the transactions contemplated hereby, on the other hand.

You further acknowledge that each Commitment Party, together with its affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party and its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party, any of its affiliates or any customers of such Commitment Party or its affiliates, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You acknowledge and agree that (a) each Commitment Party or its affiliates is, or may at any time be, a lender under any Existing Credit Agreement, (b) any such lender will be acting for its own account as principal in connection with such Existing Credit Agreement and the credit facilities thereunder, (c) any such lender will be under no obligation or duty as a result of any Commitment Party’s role in connection with the transactions contemplated by this Commitment Letter or otherwise to take any action or refrain from taking any action (including with respect to voting for or against any requested amendments), or exercising any rights or remedies, that such lender may be entitled to take or exercise in respect of such Existing Credit Agreement and the existing facilities thereunder and (d) any such lender may manage its exposure to the credit facilities under such Existing Credit Agreement without regard to any Commitment Party’s role in connection with the transactions contemplated by this Commitment Letter or otherwise.

In particular, you and each person that becomes a party hereto pursuant to a Joinder Agreement (a) acknowledge that an affiliate of each of JPMorgan and MSSF is acting as a buy-side financial advisor to you in connection with the Transactions and (b) agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of such affiliate of each of JPMorgan and MSSF in such capacity and the obligations of JPMorgan or MSSF, as the case may be, hereunder, on the other hand.

9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Fee Letters or any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person without the prior written consent of each Commitment Party that is a party thereto (such consent not to be unreasonably withheld or delayed), except that you may disclose (a) to your affiliates and your and your affiliates’ directors, officers, employees, agents and advisors who are directly involved in the consideration of this matter and for whom you shall be responsible for any breach by any of them of this confidentiality undertaking, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof), (c) this Commitment Letter and the contents hereof (but not the Fee Letters or the contents thereof) in any prospectus, offering memorandum, confidential information memorandum or other marketing materials relating to any debt financing or equity offering or in connection with any public filing relating to the Transactions, (d) on a confidential basis, the existence and contents of this Commitment Letter (but not the Fee Letters or the contents thereof) to any rating agency or any prospective Lenders to the extent necessary to satisfy your obligations or the conditions hereunder, (e) the aggregate fee amounts contained in the Fee Letters in financial statements or as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions, in each case, to the extent customary or required in any prospectus, offering memorandum, confidential information memorandum or other marketing materials relating to any debt financing or equity offering or in any public filing relating to the Transactions (which in the case of such public filing may indicate the existence of the Fee Letters) and (f) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letters; provided that, the foregoing restrictions shall cease to apply (except in respect of the Fee Letters and their terms and substance) on the date that is two years after this Commitment Letter has been accepted by you; provided, further, you may disclose this Commitment Letter and the Fee Letters (redacted in a manner reasonably satisfactory to the Arrangers that are party thereto) to the Seller, its subsidiaries and other affiliates and their respective officers, directors, employees, independent auditors (but only with respect to this Commitment Letter) and legal counsel on a confidential basis in connection with their consideration of the Transactions.

Each Commitment Party will treat all information provided to it by or on behalf of you in connection with the transactions contemplated hereby (including information regarding the Acquired Group) confidentially and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent any Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, subpoena or compulsory legal process or upon the request or demand of any regulatory authority (including any self-regulatory authority) or other governmental authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to disclosure), (b) to the extent that such information becomes publicly available other than by reason of improper disclosure by any Commitment Party or any of its affiliates in violation of any confidentiality obligations owing to you hereunder, (c) to the extent that such information is received by any Commitment Party or its affiliates from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you with respect to such information, (d) to the extent that such information is independently developed by such Commitment Party or any of its affiliates, (e) to such Commitment Party’s affiliates and its and their respective employees, directors, officers, independent auditors, professional advisors and other experts or agents who need to know such information in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information (with such Commitment Party responsible for its affiliates’ compliance with this paragraph), (f) to any rating agency, on a confidential basis, (g) in connection with the exercise of any remedies hereunder or under the Fee Letters or any suit, action or proceeding relating to this Commitment Letter, the Fee Letters or the Bridge Facility or for purposes of establishing any defense available under state and federal securities laws, including, without limitation, a “due diligence” defense, (h) to prospective Lenders, hedge providers, participants or assignees (collectively, “Prospective Parties”), provided that the disclosure of any such information to any Prospective Party shall be made subject to such Prospective Party written or “click through” (or other affirmative) agreement to treat such information confidentially on substantially the terms set forth in this paragraph or other terms reasonably acceptable to you and the Arrangers (including pursuant to the confidentiality terms set forth in the Confidential Information Memorandum or other Information Materials) and/or (i) in the case of information regarding the closing date, size, type, purpose of, and parties to, the Bridge Facility, to market data collectors, such as league tables, and other service providers to the lending industry; provided, further, that, notwithstanding anything herein to the contrary, each Commitment Party and its affiliates may disclose any such information as and to the extent expressly permitted by any Existing Credit Agreement (if such Commitment Party or its affiliate is a party thereto) or any other written agreement relating to the Transactions or any related or concurrent transactions entered into by the Borrower and such Commitment Party or its affiliates. If the Bridge Facility closes, each Commitment Party’s obligations under this paragraph shall terminate and be superseded by the confidentiality provisions in the Bridge Credit Agreement. Otherwise, the provisions of this paragraph shall expire two years after the date hereof.

For the avoidance of doubt, nothing in this confidentiality provision shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such organization.

10.	Miscellaneous

This Commitment Letter and the commitments and other agreements of the Commitment Parties hereunder shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and, in the case of Section 7 hereof, the Arranger-Related Persons and the Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and, in the case of Section 7 hereof, the Arranger-Related Persons and the Indemnified Persons). Each Commitment Party may assign all or a portion of its commitment hereunder to (a) any of its affiliates or branches, provided that such Commitment Party shall not be released from the portion of its commitment hereunder so assigned to the extent such affiliate or branch fails to fund on the Closing Date the portion of the commitment assigned to it notwithstanding the satisfaction or waiver by each of the Commitment Parties of the Funding Conditions, and (b) one or more Permitted Assignees, whereupon such Commitment Party shall be released from its commitment hereunder so assigned to the extent such assignment is evidenced by either an executed Bridge Credit Agreement or a customary joinder agreement (a “Joinder Agreement”) pursuant to which such Permitted Assignee agrees to become party to this Commitment Letter and agrees to extend a commitment directly to the Borrower on the terms set forth herein (it being understood that such Joinder Agreement shall not add any conditions to the availability of the Bridge Facility or change the terms of the Bridge Facility or change compensation in connection therewith except as set forth in the Commitment Letter and the Fee Letters and shall otherwise be reasonably satisfactory to you and the Arrangers). The commitments and other obligations of the Commitment Parties hereunder are several and not joint.

This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Parties. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto. Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letters is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally) with respect to the subject matter contained herein, including the good faith negotiation of the Bridge Credit Agreement by the parties hereto in a manner consistent with this Commitment Letter; it being acknowledged and agreed that the funding of the Bridge Facility is subject only to the Funding Conditions.

This Commitment Letter and the Fee Letters may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letters and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below) and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

This Commitment Letter, the Fee Letters and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Commitment Letter, any Fee Letter, the performance of commitments and agreements hereunder or thereunder or the transactions contemplated hereby or thereby shall be governed by, and construed in accordance with, the law of the State of New York; provided, however, that (a) the interpretation of the definition of and “Company Material Adverse Effect” (and whether or not a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur), (b) the determination of the accuracy of any Acquisition Documents Representations and whether as a result of any breach of any Acquisition Documents Representation you have (or an affiliate of yours has) the right (taking into account any applicable cure provisions) to decline to consummate the Acquisition or to terminate your (or your affiliates’) obligations under the Acquisition Documents and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Documents shall, in each case, be governed by and construed in accordance with the Laws (as defined in the Form Acquisition Agreement) of the State of Delaware, without regard to principles of conflict of Laws (as so defined) thereof.

Each party hereto irrevocably and unconditionally submits to the jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan and the Supreme Court of the State of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, over any suit, action or proceeding based upon, arising out of or relating to this Commitment Letter, any Fee Letter, the performance of commitments and agreements hereunder or thereunder or the transactions contemplated hereby or thereby, and agrees, for itself and its affiliates, that any such suit, action or proceeding brought by it or any of its affiliates will be tried exclusively in such United States District Court or, if that court does not have subject matter jurisdiction, in such New York State court. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to it at its address set forth above shall be effective service of process for any such suit, action or proceeding brought in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon judgment. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any suit, action or proceeding based upon, arising out of or relating to this Commitment Letter, any Fee Letter, the performance of commitments and agreements hereunder or thereunder or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in the United States District Court for the Southern District of New York sitting in the Borough of Manhattan and the Supreme Court of the State of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, or any claim that any such suit, action or proceeding in any such court has been brought in any inconvenient forum.

Each Commitment Party hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and its affiliates are required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow such Commitment Party to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and Beneficial Ownership Regulation and is effective for each Commitment Party and its affiliates.

The provisions set forth in Sections 3, 4, 5, 7, 8, 9 and 10 and the provisions of the Fee Letters shall remain in full force and effect regardless of whether the Bridge Credit Agreement shall be executed and delivered and notwithstanding the termination of this Commitment Letter and/or each Commitment Party’s commitment and undertakings hereunder; provided that (i) the provisions of Section 3 (other than the penultimate sentence of the second paragraph of such Section) and Section 4 shall not survive if the commitments and undertakings of the Commitment Parties hereunder are terminated prior to the closing of the Bridge Facility, (ii) if the Bridge Credit Agreement shall be executed and delivered, the provisions of Section 3 (other than the penultimate sentence of the second paragraph of such Section) shall survive only until the Syndication Date and the provisions of Section 4 shall survive only until the later of the Closing Date and the Syndication Date, and (iii) if the Bridge Credit Agreement shall be executed and delivered, the provisions under Section 7(b), to the extent covered in the Bridge Credit Agreement, and the second paragraph of Section 9 shall be superseded and deemed replaced with respect to the Bridge Facility by the terms of the Bridge Credit Agreement governing such matters. Subject to the provisions of the preceding sentence, you may terminate the Commitment Parties’ commitments hereunder in respect of the Bridge Facility in full or reduce in part (in the case of a partial reduction, allocated (x) as between the Tranches, ratably or in such other manner as may be agreed by the Borrower and the Arrangers and (y) as among the Commitment Parties, ratably in accordance with their respective commitments under the applicable Tranche), in each case upon written notice to the Commitment Parties at any time. The Commitment Parties’ commitments hereunder shall also be superseded by the terms of the Bridge Credit Agreement upon the execution and delivery thereof by the parties thereto.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of (a) the terms of this Commitment Letter and the Arranger Fee Letter by returning to JPMorgan and MSSF executed counterparts of this Commitment Letter and (b) the terms of the Administrative Agent Fee Letter by returning to JPMorgan executed counterparts of the Administrative Agent Fee Letter, in each case, not later than 11:59 p.m., New York City time, on June 22, 2024 (the “Expiration Time”). The Commitment Parties’ commitments and agreements herein will expire at the Expiration Time in the event JPMorgan and MSSF have not received a counterpart of this Commitment Letter and each of the Fee Letters executed by you, which executed counterparts are delivered in accordance with the immediately preceding sentence. If you do so execute and deliver to JPMorgan and MSSF this Commitment Letter and the Fee Letters at or prior to the Expiration Time, this Commitment Letter shall terminate at the earliest of (i) the expiration of the put option under the Put Option Agreement in accordance with its terms, or the termination of the Put Option Agreement by you in a signed writing in accordance with its terms (or your written or publicly announced confirmation of the termination of the Put Option Agreement by any other party thereto), in each case, prior to the execution of the Acquisition Agreement by all the contemplated parties thereto (and you hereby agree to notify us promptly thereof), (ii) after the execution of the Acquisition Agreement by all the contemplated parties thereto and prior to the consummation of the Acquisition, the termination of the Acquisition Agreement by you in a signed writing in accordance with its terms (or your written or publicly announced confirmation of the termination of the Acquisition Agreement by any other party thereto) (and you hereby agree to notify us promptly thereof), (iii) the consummation of the Acquisition, whether with or without the use of the Bridge Facility, effective immediately upon such consummation, (iv) 11:59 p.m., New York City time, on the date that is five business days after March 21, 2025 (the “Outside Date”); provided that if the Termination Date (as defined in the Form Acquisition Agreement) is extended to June 20, 2025 pursuant to Section 10.1(d) of the Form Acquisition Agreement, the Outside Date shall be automatically extended to June 20, 2025, (v) receipt by the Commitment Parties of a written notice from the Borrower of its election to terminate in full the commitments in respect of the Bridge Facility under this Commitment Letter and (vi) the date that the aggregate commitments hereunder shall otherwise have been reduced to zero (such earliest time, the “Termination Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each Commitment Party hereunder and the agreement of such Commitment Party to provide the services described herein shall automatically terminate unless such Commitment Party shall, in its sole discretion, agree to an extension in writing.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,

by
/s/Will Price
Name: Will Price
Title: Executive Director

[Signature Page to Commitment Letter]

MORGAN STANLEY SENIOR FUNDING, INC.,

by
/s/Gannon McMorrow
Name: Gannon McMorrow
Title: Authorized Signatory

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first written above by:

sonoco products company,

by
/s/Robert R. Dillard
Name: Robert R. Dillard
Title: Chief Financial Officer

[Signature Page to Commitment Letter]

EXHIBIT A

CONFIDENTIAL

Project Echo

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or the other Exhibits to the Commitment Letter.

Pursuant to the Offer Letter dated as of June 22, 2024 (the “Put Option Agreement”), from the Borrower to Titan Holdings Coöperatief U.A., a cooperative with excluded liability (coöperatie met uitgesloten aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, its registered office address at Keizersgracht 555, 1017 DR Amsterdam, the Netherlands, and registered in the Dutch trade register under number 862470894 (the “Seller”), and Titan Holdings I B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, having its registered office at Keizersgracht 555, 1017 DR Amsterdam, the Netherlands, and registered with the Dutch trade register under registration number 82439613 (the “Acquired Company” and, together with its subsidiaries, the “Acquired Group”), the Borrower intends to enter into the Equity Purchase Agreement in the form attached as Appendix 1 to the Put Option Agreement (as the Put Option Agreement is in effect on the date of the Commitment Letter) (the “Acquisition Agreement” and, such form thereof, the “Form Acquisition Agreement”; the Acquisition Agreement, together with the Put Option Agreement and all annexes, exhibits, schedules, disclosure letters and ancillary agreements referred to in the Put Option Agreement or in the Acquisition Agreement and all related documents are collectively referred to as the “Acquisition Documents”), pursuant to which the Borrower will acquire (the “Acquisition”) all of the issued and outstanding equity interests in the Acquired Company.

In connection with the Acquisition:

(a)           the Borrower will (i)(A) issue and sell senior unsecured notes (which may be denominated in U.S. dollars or Euro), in a registered public offering or a Rule 144A or other private placement, in an aggregate principal amount the U.S. dollar equivalent of which will be up to $2,800,000,000 (the “Senior Notes”), (B) issue and sell common equity or other equity-linked securities of the Borrower in a registered public offering or a private placement yielding gross proceeds of up to $500,000,000 (the “Equity Financing”) and (C) obtain and borrow under a senior unsecured term loan facility in an aggregate principal amount of up to $700,000,000 (the “Term Facility”) (or, in each case, such other amount as may be agreed by the Borrower and the Arrangers) or (ii) if the U.S. dollar equivalent of the sum of the aggregate net cash proceeds of such issuance and sale of the Senior Notes and the Equity Financing and the aggregate principal amount of the Term Facility is less than $4,000,000,000, obtain and borrow under a 364-day senior unsecured bridge loan facility having the terms set forth in Exhibit B to the Commitment Letter (the “Bridge Facility”) in an aggregate principal amount of up to $4,000,000,000 less the U.S. dollar equivalent of the sum of the aggregate net cash proceeds of such issuance and sale of the Senior Notes and the Equity Financing and the aggregate principal amount of the Term Facility; and

A-1

(b)           (i) all indebtedness outstanding under the Senior Facilities Agreement, dated as of July 15, 2021, by and among Titan Holdings II B.V., as Parent, Kouti B.V., as Bidco, the Mandated Lead Arrangers party thereto, Barclays Bank PLC, as Agent, and Deutsche Bank AG, London Branch, as Security Agent, will be repaid in full, all commitments thereunder will be terminated, all letters of credit outstanding thereunder will be canceled or terminated, or cash collateralized or backstopped in a manner reasonably satisfactory to the issuing bank thereof, and all guarantees and liens created pursuant thereto will be released or arrangements reasonably satisfactory to the Administrative Agent shall be in place for the release thereof (the “Acquired Group Credit Facilities Refinancing”) and (ii) the entire outstanding principal amount of the 5.125% Senior Notes due 2029 of Titan Holdings II B.V. shall be redeemed, repurchased or otherwise discharged and all guarantees and liens created pursuant thereto will be released or arrangements reasonably satisfactory to the Administrative Agent shall be in place for the release thereof (together with the Acquired Group Credit Facilities Refinancing, the “Acquired Group Refinancing”).

The Acquisition, the Acquired Group Refinancing and the other transactions described above, together with the payment of fees and expenses incurred by the Borrower and its subsidiaries in connection with the foregoing, are collectively referred to as the “Transactions”.

A-2

EXHIBIT B

CONFIDENTIAL

Project Echo

364-Day Bridge Facility

Summary of Terms and Conditions

I.	Parties

Borrower:	Sonoco Products Company, a South Carolina corporation (the “Borrower”).

Joint Lead Arrangers and Joint Bookrunners:	JPMorgan Chase Bank N.A. (“JPMorgan”) and Morgan Stanley Senior Funding, Inc. (together with its designated affiliates, “MSSF” and, together with JPMorgan, in such capacities, the “Arrangers”).

Administrative Agent:	JPMorgan (in such capacity, the “Administrative Agent”).

Syndication Agent:	MSSF (in such capacity, the “Syndication Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan and MSSF, arranged by the Arrangers in accordance with the Commitment Letter (collectively, the “Lenders”).

II.	Bridge Facility

Type and Amount of Bridge Facility:	364-day senior unsecured bridge loan facility in an aggregate principal amount of $4,000,000,000 (the “Bridge Facility” and the loans thereunder, the “Bridge Loans”), consisting of two tranches: (a) a $700,000,000 tranche of senior unsecured bridge loans (“Tranche 1”) and (b) a $3,300,000,000 tranche of senior unsecured bridge loans (“Tranche 2”, and together with Tranche 1, the “Tranches”), less, in the case of each Tranche, the amount of any applicable reduction to the commitments under the Bridge Facility with respect to such Tranche as set forth under the “Mandatory Prepayments and Commitment Reductions” heading below.

Closing Date:	The date, on or before the Termination Date, on which the borrowing under the Bridge Facility is made and the Acquisition is consummated (the “Closing Date”).

Availability:	Each Tranche will be available in a single drawing in US dollars on the Closing Date. Borrowings under the Bridge Facility shall be made ratably as between the Tranches (or, if not ratably, in such other manner as may be agreed by the Borrower and the Arrangers). Amounts borrowed under either Tranche that are repaid or prepaid may not be reborrowed. On the Closing Date, any undrawn commitments under either Tranche shall automatically terminate.

Maturity:	The Bridge Loans will mature on the date that is 364 days after the Closing Date.

Purpose:	The proceeds of the Bridge Loans shall be used by the Borrower (a) to pay all or a portion of the consideration payable pursuant to the Acquisition Documents, (b) to finance the Acquired Group Refinancing and (c) to pay the fees and expenses incurred by the Borrower and its subsidiaries in connection with the Transactions.

III.	Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	Bridge Loans may be prepaid at any time in whole or in part and commitments under the Bridge Facility may be terminated in full or reduced in part by the Borrower at any time (with any such prepayment or reduction allocated as between Tranche 1 and Tranche 2 ratably or in such other manner as may be agreed by the Borrower and the Arrangers, and applied ratably to the commitments or loans of each Lender under the applicable Tranche), in each case without premium or penalty (subject to customary breakage costs in the case of a prepayment of Term SOFR Loans (as defined in Annex I hereto) other than on the last day of the relevant interest period) and in minimum amounts to be agreed upon.

Mandatory Prepayments and Commitment Reductions:	On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Credit Agreement (as defined below), as applicable, shall be automatically permanently reduced, and after the Closing Date, the Bridge Loans shall be prepaid, in each case, dollar-for-dollar, by the following amounts:

	(a)	100% of the Net Cash Proceeds (as defined below) received by the Borrower or any of its subsidiaries after the date of the Commitment Letter from (i) all non-ordinary course asset sales or other dispositions of property by the Borrower or any of its subsidiaries (including proceeds from the sale of equity interests of any subsidiary of the Borrower), other than proceeds from (A) any intercompany transfer between or among the Borrower and its subsidiaries, (B) any casualty or condemnation event or (C) other dispositions the Net Cash Proceeds of which do not exceed $75,000,000 in the aggregate and (ii) each Specified Asset Sale (as defined below); provided that, other than with respect to Net Cash Proceeds from any Specified Asset Sale, if the Borrower shall have given written notice to the Arrangers or, after the Closing Date, the Administrative Agent that the Borrower or its subsidiaries intend to reinvest such Net Cash Proceeds in the business of the Borrower and its subsidiaries within 180 days of receipt of such proceeds (or within 270 days of receipt of such proceeds, to the extent committed to be reinvested within 180 days of receipt of such proceeds), such Net Cash Proceeds (or the portion thereof specified in such notice) shall not be subject to this clause (a), subject to there being no event of default continuing at the time of such notice, except if such Net Cash Proceeds are not so reinvested within such 180-day period (or, as applicable, such 270-day period), in which case the portion thereof not so reinvested shall then be subject to the provisions of this clause (a);

	(b)	prior to the consummation of the Acquisition, 100% of the committed amount of any Qualifying Loan Facility (as defined below);

	(c)	without duplication of clause (b) above, 100% of the Net Cash Proceeds received by the Borrower or any of its subsidiaries after the date of the Commitment Letter from any incurrence of debt for borrowed money (including under the Term Facility) or the issuance and sale of any debt securities (including the Senior Notes or any debt securities convertible or exchangeable into equity securities or hybrid debt-equity securities), other than (i) any intercompany debt of the Borrower or any of its subsidiaries, (ii) any debt of the Borrower or any of its subsidiaries incurred under the Existing Revolving Credit Agreement (or under any amendment thereto or refinancing thereof) in the ordinary course so long as the aggregate committed amount thereof and, without duplication, outstanding amount thereunder does not exceed $1,250,000,000, (iii) capital leases, letter of credit and purchase money and equipment financings, in each case, in the ordinary course of business, (iv) working capital facilities of foreign subsidiaries, (v) indebtedness of the Acquired Group incurred prior to the Closing Date as permitted pursuant to the Acquisition Documents, (vi) indebtedness issued or incurred to refinance any existing senior notes of the Borrower or all or any portion of the term loans outstanding under the Existing Term Agreement (as defined below), in each case, within 18 months of the stated maturity thereof in an aggregate principal amount not to exceed the principal amount so refinanced (plus interest and premium owing thereon and fees and expenses relating thereto), (vii) credit facilities provided by banks that are members of the Farm Credit System to refinance all or any portion of the term loans outstanding under the Existing Term Credit Agreement, in an aggregate principal amount not to exceed the principal amount so refinanced (plus interest and premium owing thereon and fees and expenses relating thereto), and (viii) other indebtedness in an aggregate principal amount not to exceed $75,000,000;

(d)	100% of the Net Cash Proceeds received by the Borrower or any of its subsidiaries after the date of the Commitment Letter from any issuance or sale, whether in a public offering or private placement, of any equity securities by the Borrower (including, to the extent not duplicative of clause (c) above, any securities convertible or exchangeable into or exercisable for equity securities or other equity-linked securities), other than (i) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, (ii) any issuance of equity interests pursuant to the exercise of options or warrants and (iii) equity securities issued or transferred directly (and not constituting cash proceeds of any issuance of such equity securities) as consideration in connection with any acquisition by the Borrower or its subsidiaries, including pursuant to the Acquisition Documents; and

(e)	the amount of the Agreed Stock Consideration Value (as defined in the Form Acquisition Agreement) on the first date on which the amount thereof (as determined in accordance with the definition of such term set forth in the Form Acquisition Agreement, but disregarding any reduction thereof effected by the Borrower, including pursuant to Section 2.5 of the Acquisition Agreement) is more than €0 (such amount, the “Agreed Stock Consideration Amount”, and such date, the “ASCV Determination Date”).

Any mandatory commitment reduction resulting from any of the foregoing shall be effective on the same day as such Net Cash Proceeds are received (or, in the case of any reduction resulting from (i) any Qualifying Loan Facility, the date of effectiveness of the definitive credit or similar agreement with respect thereto and (ii) the Agreed Stock Consideration Amount, the ASCV Determination Date). Any mandatory prepayment of Bridge Loans resulting from any of the foregoing shall be made within three business days after such Net Cash Proceeds are received. The Borrower shall give prompt written notice to the Arrangers or, after the Closing Date, the Administrative Agent of any mandatory reduction or prepayment in respect of the Bridge Facility, which shall set forth a calculation in reasonable detail of the required amount of such reduction or prepayment.

All mandatory commitment reductions and prepayments of loans under the Bridge Facility resulting from (a) (i) the effectiveness of, or borrowings under, any Qualifying Loan Facility that is a “pro rata” facility or the incurrence of any other debt for borrowed money under a “pro rata” facility or (ii) any Specified Asset Sale shall be applied first to commitments or loans under Tranche 1 and then to commitments or loans under Tranche 2, (b) (i) the issuance and sale of any debt or equity securities (including the Senior Notes, the Equity Financing, any debt securities convertible or exchangeable into equity securities, hybrid debt-equity securities and other equity-linked securities) or any incurrence of other debt for borrowed money (other than under any “pro rata” facility) and (ii) the determination of the Agreed Stock Consideration Amount, in each case, shall be applied first to commitments or loans under Tranche 2 and then to commitments or loans under Tranche 1 and (c) any non-ordinary course asset sales or other disposition (other than any Specified Asset Sale) shall be applied ratably to commitments or loans under Tranche 1 and Tranche 2.

All required commitment reductions and prepayments of loans under the Bridge Facility will be made without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Term SOFR Loans other than on the last day of the relevant interest period, and will be applied ratably to the commitments or loans of each Lender under the applicable Tranche.

“Qualifying Loan Facility” shall mean any credit facility (including any tranche of any credit facility) that is entered into by the Borrower or any of its subsidiaries for the stated purpose of providing financing, or any portion thereof, for the Acquisition or the Acquired Group Credit Facilities Refinancing, including the Term Facility (but, for the avoidance of doubt, excluding the Bridge Facility); provided that the definitive credit or similar agreement with respect thereto has become effective and the conditions precedent to funding thereunder are no less favorable to the Borrower or are more favorable to the Borrower than the conditions set forth herein to the funding of the Bridge Facility, as reasonably determined by the Borrower.

“Net Cash Proceeds” shall mean:

(a)	with respect to the issuance, sale or incurrence of debt securities or debt for borrowed money, the excess of (i) cash actually received by the Borrower or any of its subsidiaries in connection therewith (or for purposes of mandatory reductions of commitments under the Bridge Facility, received into escrow) over (ii) the underwriting or issuance discounts, commissions, fees and other reasonable expenses incurred by the Borrower or any of its subsidiaries in connection therewith;

(b)	with respect to the issuance and sale of any equity securities, the excess of (i) the cash actually received by the Borrower or any of its subsidiaries in connection therewith over (ii) the underwriting or issuance discounts, commissions, fees and other reasonable expenses incurred by the Borrower or its subsidiaries in connection therewith; and

(c)	with respect to a sale or other disposition of any property of the Borrower or any of its subsidiaries, the excess, if any, of (i) the cash actually received by the Borrower or its subsidiaries in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), over (ii) the sum of (A) payments made to retire any indebtedness that is secured by such asset and that is required to be repaid in connection with the sale or other disposition thereof (for the avoidance of doubt, this clause (A) shall not apply to indebtedness under the Existing Revolving Credit Agreement or the Credit Agreement dated as of August 7, 2023, among the Borrower, CoBank, ACB, as administrative agent, and the lenders party thereto, in each case, as amended from time to time (together with the Existing Revolving Credit Agreement, the “Existing Credit Agreements”), (B) the reasonable fees, costs and expenses incurred by the Borrower or any of its subsidiaries in connection therewith (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) taxes reasonably estimated to be payable in connection with such transaction (including sales, use and other transfer taxes, deed or mortgage recording taxes), (D) the amount of reserves established by the Borrower or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such property in accordance with applicable generally accepted accounting principles, provided that if the amount of such reserves exceeds the required amount thereof, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds, and (E) in the case of a Divestiture Sale (as defined in the Disclosure Letter in the form attached to the Put Option Agreement as in effect on the date of the Commitment Letter (the “Disclosure Letter”)), the portion of the cash proceeds thereof that are required to be paid to the Seller pursuant to Section 7.28 of the Disclosure Letter.

“Specified Asset Sale” means the sale, transfer or other disposition of all or a substantial portion of the assets of, or of the equity interests of subsidiaries holding the assets of, any of the Sonoco ThermoSafe, Industrial Plastic and Paperboard Specialties business units of the Borrower and its subsidiaries.

For purposes of determining the amount of any required commitment reduction or prepayment of loans under the Bridge Facility, (a) the U.S. dollar equivalent of any Net Cash Proceeds or, in the case of a Qualifying Loan Facility, commitments denominated in a currency other than U.S. dollars, will be determined based on exchange rates quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or such other exchange rates as may be agreed upon by the Arrangers and the Borrower) for such foreign currency, as in effect at the close of business on the first business day preceding the date of receipt by the Borrower or its subsidiaries of such Net Cash Proceeds or the effectiveness of such commitments (or as of such other time as shall be agreed by the Borrower and the Arrangers) and (b) the U.S. dollar equivalent of the Agreed Stock Consideration Amount shall be determined based on the exchange rate set forth in the definition of the term “Agreed Stock Consideration Value” set forth in the Form Acquisition Agreement.

In addition, the commitments under the Bridge Facility shall terminate on the Termination Date.

IV.	Certain Documentation Matters

Documentation:	The Bridge Facility will be documented pursuant to a credit agreement (the “Bridge Credit Agreement”), which will be based upon, and substantially similar to, the Amended and Restated Credit Agreement dated as of May 3, 2024 (the “Existing Revolving Credit Agreement”), among the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent, as the Existing Revolving Credit Agreement is in effect on the date of the Commitment Letter, with modifications thereto (a) as are necessary to reflect the terms specifically set forth herein (including the nature of the Bridge Facility as a “bridge facility”, as well as the elimination of the swingline and letter of credit facilities) and in the Fee Letters, including the Limited Conditionality Provision, (b) to reflect any changes in law or accounting standards since the date of the Existing Revolving Credit Agreement, (c) to reflect the operational or administrative requirements of the Administrative Agent and (d) to reflect certain technical modifications and other modifications to be mutually agreed by the Borrower and the Arrangers. The principles set forth in this paragraph are referred to as the “Documentation Principles”.

Representations and Warranties:	Subject to the Documentation Principles, substantially similar to the Existing Revolving Credit Agreement (as in effect on the date of the Commitment Letter) (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the Borrower and the Arrangers, and limited to the following (it being understood that (a) the representations and warranties will be made after giving effect to the Transactions and (b) all the representations and warranties will be made on the Closing Date but only the accuracy of the Specified Representations and the Acquisition Documents Representations shall be a condition to the funding of the Bridge Facility on the Closing Date, all as set forth in clauses (a) and (b) of Section 6 of Exhibit C to the Commitment Letter): (i) existence, qualification and power, (ii) authorization and no contravention, (iii) governmental authorization and other consents, (iv) binding effect, (v) financial statements and no internal control event or material adverse effect, (vi) litigation, (vii) no default, (viii) ownership of property, (ix) environmental compliance, (x) insurance, (xi) taxes, (xii) ERISA compliance, (xiii) margin regulations; (xiv) Investment Company Act, (xv) disclosure, (xvi) compliance with laws, (xvii) intellectual property, licenses, etc., (xviii) OFAC, anti-corruption laws, (xix) affected financial institutions and (xx) solvency.

Conditions Precedent to Borrowing:	The borrowing under the Bridge Facility will be subject solely to the satisfaction or waiver of the conditions precedent set forth in Exhibit C to the Commitment Letter.

Affirmative Covenants:	Subject to the Documentation Principles, substantially similar to the Existing Revolving Credit Agreement (as in effect on the date of the Commitment Letter) (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the Borrower and the Arrangers, and limited to the following: (i) financial statements, (ii) certificates and other information, (iii) notices, (iv) payment of obligations, (v) preservation of existence, etc., (vi) maintenance of properties, (vii) maintenance of insurance, (viii) compliance with laws, (ix) books and records, (x) inspection rights, (xi) use of proceeds and (xii) anti-corruption laws.

Financial Covenants:

Subject to the Documentation Principles, commencing with the first fiscal quarter ended after the Closing Date:

A minimum Book Net Worth as of the last day of any fiscal quarter of not less than 80% of Book Net Worth as of March 31, 2024, provided that (a) such minimum amount shall be increased at the end of each fiscal quarter (commencing with the fiscal quarter ending June 30, 2024) by an amount equal to 25% of the Borrower’s and its subsidiaries’ consolidated net income (excluding non-cash settlement expenses and other non-cash charges related to the Borrower’s U.S. Pension Plan termination process (net of related tax benefits or charges)) for the fiscal quarter then ending (computed on a consolidated basis in accordance with GAAP and with no deduction for a net loss in any such fiscal quarter), such increases to be cumulative, and (b) such minimum amount shall be decreased dollar-for-dollar by the aggregate cumulative amount of all payments made by the Borrower on and after May 3, 2024 for the redemption, retirement or other repurchase of any shares of its capital stock so long as the Debt Rating (as defined below) is BBB or higher by S&P or Baa2 or higher by Moody’s at the time of such payments. If, following any payments made by the Borrower for such redemption, retirement or other repurchase of any shares of its capital stock the Debt Rating is lowed by either S&P or Moody’s below the applicable level set forth in clause (b) above within 45 days of the last of such payments, then any reduction in the minimum Book Net Worth amount previously made pursuant to clause (b) above in connection with such payments shall be reversed.

A minimum Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower of not less than 3.25 to 1.00.

The financial definitions set forth above will be defined, subject to the Documentation Principles, in a manner substantially similar to the Existing Revolving Credit Agreement as in effect on the date of the Commitment Letter.

Negative Covenants:	Subject to the Documentation Principles, substantially similar to the Existing Revolving Credit Agreement (as in effect on the date of the Commitment Letter) (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the Borrower and the Arrangers, and limited to restrictions with respect to the following: (i) liens, (ii) subsidiary indebtedness, (iii) fundamental changes, (iv) transactions with affiliates, (v) use of proceeds and (vi) sanctions and anti-corruption laws.

Events of Default:	Subject to the Documentation Principles, substantially similar to the Existing Revolving Credit Agreement (as in effect on the date of the Commitment Letter) (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the Borrower and the Arrangers, and limited to the following: (i) non-payment, (ii) failure to comply with certain covenants, (iii) failure to comply with other covenants, subject to a 30 day cure period, (iv) representations and warranties, (v) payment cross-default (which shall not contain any “material adverse effect” qualification as to debt of the subsidiaries of the Borrower), (vi) insolvency proceedings, etc., (vii) inability to pay debts and attachment, (viii) judgements, (ix) ERISA, (x) invalidity of loan documents and (xi) change of control.

Most Favored Nation:	The Bridge Credit Agreement will contain a “most favored nation” provision in respect of each of the Existing Credit Agreements and the definitive documentation for the Term Facility, or the definitive documentation for any credit or loan agreement refinancing or replacing any of the foregoing, if the Existing Credit Agreements or such definitive documentation contains a subsidiary guarantee requirement, collateral requirement, restrictive covenant, financial covenant or event of default that is not set forth in the Bridge Credit Agreement (or that is more restrictive or more favorable to the lenders than the corresponding provision, covenant or event of default set forth in the Bridge Credit Agreement), pursuant to which such subsidiary guarantee requirement, collateral requirement, restrictive covenants, financial covenants and events of default shall be deemed to be incorporated by reference into the Bridge Credit Agreement.

Voting:	Amendments and waivers with respect to the Bridge Credit Agreement shall require the approval of Lenders holding more than 50% of the aggregate amount of the commitments or loans under the Bridge Facility, except that (a) the consent of each Lender affected thereby shall be required with respect to (i) extensions of the scheduled date of final maturity of any Bridge Loan, (ii) reductions in the principal amount, rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment, (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) changes to the pro rata sharing of payments provisions, (c) any amendment or waiver that by its terms adversely affects the rights of Lenders under one Tranche in respect of mandatory commitment reductions or prepayments differently than the Lenders under the other Tranche will not be effective without the approval of Lenders holding a majority of the aggregate amount of the commitments or loans under the applicable adversely affected Tranche and (d) any amendment or waiver that by its terms adversely affects the rights or duties of Lenders under one Tranche, but not the other Tranche, will only require the approval of Lenders holding a majority of the aggregate amount of the commitments or loans under the applicable Tranche. If so determined by the Arrangers, the Bridge Credit Agreement will contain “voting participant” provisions on terms consistent, subject to the Documentation Principles, with the Existing Revolving Credit Agreement.

Assignments and Participations:	Prior to the Closing Date, the Lenders may assign all or a portion of their respective commitments under either Tranche to (a) one or more Permitted Assignees or (b) any Lender or any affiliate of a Lender. From and after the Closing Date, the Lenders shall be permitted to assign all or a portion of their Bridge Loans with the consent, not to be unreasonably withheld, conditioned or delayed, of (i) the Borrower, unless (A) the assignee is a Lender, an affiliate of a Lender or an approved fund or (B) an Event of Default has occurred and is continuing, provided that, the Borrower shall be deemed to have consented to an assignment of Bridge Loans unless it shall have objected thereto by written notice to the Administrative Agent within 10 business days after having received written notice thereof, and (b) the Administrative Agent, unless Bridge Loans are being assigned to a Lender, an affiliate of a Lender or an approved fund. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000, unless a lesser amount shall be agreed by the Borrower and the Administrative Agent.

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Bridge Loans in accordance with applicable law shall be permitted without restriction.

No assignments or participations shall be permitted to be made to (i) natural persons (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (ii) any defaulting lender or (iii) the Borrower or any of its affiliates.

Yield Protection:	The Bridge Credit Agreement shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Term SOFR Loan on a day other than the last day of an interest period with respect thereto. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives relating to each of the foregoing or issued in connection therewith) shall be deemed to be changes in law after the Closing Date regardless of the date enacted, adopted or issued.

Limitation of Liability, Expenses and Indemnity:	The Administrative Agent, the Arrangers, the Syndication Agent and the Lenders (and their affiliates and their and their respective affiliates’ officers, directors, employees, advisors and agents) shall not have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by the Borrower, any of its affiliates or its or their equityholders arising out of, in connection with, or as a result of the Bridge Facility or the Bridge Credit Agreement. “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

Subject to limitations consistent with those set forth in Section 7(b) of the Commitment Letter, the Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arrangers associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Bridge Credit Agreement and any amendment, modification or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Bridge Credit Agreement.

Subject to limitations consistent with those set forth in Section 7(b) of the Commitment Letter, the Administrative Agent, the Arrangers, the Syndication Agent and the Lenders (and their respective affiliates and their and their respective affiliates’ officers, directors, employees, advisors and agents) (each an “Indemnified Person”) will be indemnified and held harmless against any Liabilities or expenses (including the fees, disbursements and other charges of counsel) incurred by any Indemnified Person in connection with or as a result of (i) the execution and delivery of the Bridge Credit Agreement and any agreement or instrument contemplated thereby, (ii) the funding of the Bridge Facility or the use or the proposed use of proceeds thereof, (iii) any act or omission of the Administrative Agent in connection with the administration of the Bridge Credit Agreement and (iv) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding (each, a “Proceeding”) in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by the Borrower, its affiliates or equity holders or any other person; provided that such indemnification shall not, as to any Indemnified Person, be available to the extent that such Liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person in performing its activities or in furnishing its commitment under the Bridge Credit Agreement.

Governing Law:	State of New York; provided, however, that (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a “Company Material Adverse Effect” has occurred or would be reasonably expected to occur), (b) the determination of the accuracy of any Acquisition Documents Representations and whether as a result of any breach of any Acquisition Documents Representation the Borrower or any of its affiliates has the right (taking into account any applicable cure provisions) to decline to consummate the Acquisition or to terminate its obligations under the Acquisition Documents and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Documents shall, in each case, be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws thereof.

Forum:	United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof.

Counsel to the Administrative Agent and the Arrangers:	Cravath, Swaine & Moore LLP.

ANNEX I to EXHIBIT B

CONFIDENTIAL

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Bridge Loans bear interest at a rate per annum equal to:

(a) the Alternate Base Rate plus the Applicable Margin; or

(b)     the Adjusted Term SOFR plus the Applicable Margin.

Applicable Margin shall be determined in accordance with the Pricing Grid set forth below.

The Borrower may elect interest periods of 1, 3 or 6 months for Term SOFR borrowings.

As used herein:

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.00% and (c) the Adjusted Term SOFR for a one month interest period commencing on such day (or, if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00% per annum. For the purpose of clause (c) above, the Adjusted Term SOFR on any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest with respect to the Adjusted Term SOFR (for the avoidance of doubt, only until the benchmark replacement with respect thereto has been determined pursuant to the Bridge Credit Agreement), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%.

“Adjusted Term SOFR” means, with respect to any borrowing for any interest period, an interest rate per annum equal to the Term SOFR for such interest period plus 0.10%; provided that if the Adjusted Term SOFR as so determined would be less than zero, such rate shall be deemed to be equal to zero.

B-I-1

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on the NYFRB Website from time to time, and published on the next succeeding business day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a business day, for the immediately preceding business day); provided that if none of such rates are published for any day that is a business day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if the NYFRB Rate as so determined would be less than zero, such rate shall be deemed to be zero.

“NYFRB Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in US dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB Website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate.

B-I-2

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Term SOFR” means, for any tenor comparable to the applicable interest period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable interest period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any loan and for any tenor comparable to the applicable interest period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

The Bridge Credit Agreement will contain provisions with respect to benchmark replacements in form customary for the Administrative Agent.

B-I-3

Interest Payment Dates:

In the case of Bridge Loans bearing interest based upon the Alternate Base Rate (“ABR Loans”), quarterly in arrears.

In the case of Bridge Loans bearing interest based upon the Adjusted Term SOFR (“Term SOFR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Bridge Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Duration Fee:	[***]

Ticking Fee:	The Borrower will pay a fee (the “Ticking Fee”), for the ratable benefit of the Lenders, in an amount equal to the percentage determined in accordance with Level IV (or, if applicable, Level V) in the Pricing Grid set forth below of the daily aggregate amount of the commitments under the Bridge Facility, accruing from and including the day that is [●] days following the date of the Commitment Letter and to but excluding the Fee Payment Date, which fee shall be payable upon the Fee Payment Date (or earlier termination of the commitments with respect to the Bridge Facility). For the purposes hereof, “Fee Payment Date” means the earlier of (i) termination or expiration of the commitments under the Bridge Facility and (ii) the Closing Date. The Ticking Fee shall be calculated on the basis of a 360-day year (and on the basis of the actual number of days elapsed).

B-I-4

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

B-I-5

Pricing Grid

[***]

The Applicable Margin will increase, at each Pricing Level, by [***] per annum on each of the [●], [●] and [●] day after the Closing Date.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s of the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

For purposes of the pricing grid, (a) if a Debt Rating is issued by each of S&P and Moody’s and the Debt Ratings fall within different Pricing Levels, then the higher of the Pricing Levels shall apply (with Pricing Level I being the highest and Pricing Level V being the lowest), unless there is a split in Debt Ratings of more than one Pricing Level, in which case the Pricing Level that is one level lower than the Pricing Level corresponding to the higher Debt Rating shall apply, provided that in no event shall any Pricing Level above Pricing Level IV apply to the Ticking Fee, (b) if any of S&P or Moody’s shall not have in effect a Debt Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have issued a Debt Rating corresponding to the Pricing Level V, and (c) if neither S&P nor Moody’s shall have in effect a Debt Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then Pricing Level V shall apply. If the rating system of S&P or Moody’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Arrangers (or, after the Closing Date, the Lenders) shall negotiate in good faith to amend the Pricing Grid set forth above to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the applicable Pricing Level shall be determined, with respect to the Debt Rating issued by such rating agency, by reference to the Debt Rating issued by such rating agency most recently in effect prior to such change or cessation.

B-I-6

EXHIBIT C

CONFIDENTIAL

Project Echo
364-Day Bridge Facility

Conditions Precedent to the Bridge Facility

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit C is attached.

1.           The Acquisition Agreement, in the form substantially identical to the Form Acquisition Agreement, shall have been executed and delivered by each of the contemplated parties thereto, and the Arrangers shall have received a copy of the Acquisition Agreement as so executed and delivered. The Acquisition shall be consummated substantially concurrently with the funding under the Bridge Facility in accordance with the Acquisition Documents, and the Acquisition Documents shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Lenders or the Arrangers without the Arrangers’ prior written consent; provided that (i) any increase, when taken together with all prior increases, of up to 10% in the original consideration for the Acquisition shall not be deemed to be materially adverse to the interests of the Lenders or the Arrangers and shall not require the consent of the Arrangers, (ii) any decrease, when taken together with all prior decreases, of less than 10% of the original consideration of the Acquisition shall not be deemed to be materially adverse to the interests of the Lenders or the Arrangers and shall not require the consent of the Arrangers so long as any such reduction in the consideration for the Acquisition shall reduce dollar-for-dollar the commitments under the Bridge Facility (with such reduction to be allocated between the Tranches ratably or in such other manner as may be agreed by the Borrower and the Arrangers), (iii) increases or decreases, when taken together with all prior increases or decreases, as applicable, of more than 10% in the original consideration for the Acquisition shall be deemed to be materially adverse to the interests of the Lenders and the Arrangers and shall require the consent of the Arrangers, (iv) any adjustment to the consideration for the Acquisition in accordance with the working capital adjustments as set forth in the Form Acquisition Agreement shall not be deemed to be an increase or decrease in the consideration for the Acquisition, (v) any amendment to the definition of “Company Material Adverse Effect”, compared to the definition thereof as defined in the Form Acquisition Agreement, shall be deemed to be materially adverse to the interests of the Lenders and the Arrangers and shall require the consent of the Arrangers and (vi) any amendment, modification, waiver or consent of or under Sections 7.15(a)(ii), 7.15(d)(ix) or 7.15(g) of the Acquisition Agreement, compared to the terms of such Sections in the Form Acquisition Agreement, shall be deemed to be materially adverse to the interests of the Lenders and the Arrangers and shall require the consent of the Arrangers.

2.           The Arrangers shall have received (a)U.S. GAAP audited consolidated balance sheets and related audited consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower for the three most recent fiscal years ended at least 90 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date, provided that the Borrower’s public filing of any required financial statements with the SEC shall constitute delivery of such financial statements to the Arrangers so long as a subsequent Form 8-K, Item 4.02 has not been filed with respect to such financial statements. The Arrangers hereby acknowledge receipt of the financial statements in the foregoing clause (a) for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021 and in the foregoing clause (b) for the fiscal quarter ended April 4, 2024; provided that a subsequent Form 8-K, Item 4.02 has not been filed with respect to such financial statements.

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3.           The Borrower shall have executed and delivered to the Administrative Agent the Bridge Credit Agreement that is substantially consistent with the terms set forth in the Commitment Letter and the Fee Letters.

4.           The Administrative Agent shall have received (a) customary legal opinions, a customary secretary’s certificate (which shall attach and certify organizational documents of the Borrower, resolutions with respect to the authority of the Borrower and incumbency certification with respect to the Borrower), a good standing certificate from the state of organization of the Borrower dated as of a recent date, a customary officer’s certificate (which shall certify the satisfaction of the conditions set forth in Sections 1 (other than the first sentence thereof), 6 and 10 of this Exhibit C) and (b) prior to the Closing Date, a borrowing notice.

5.           The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached as Annex I hereto dated the Closing Date.

6.           On the Closing Date, immediately after giving effect to the consummation of the Transactions, (a) the Acquisition Documents Representations shall be true and correct to the extent required by the definition of such term, (b) the Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) and (c) there shall not be any continuing payment or bankruptcy event of default under the Bridge Credit Agreement.

7.           The Arrangers, the Administrative Agent and the Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letters or the Commitment Letter and, solely with respect to expenses, to the extent invoiced at least three days prior to the Closing Date.

8.           The Acquired Group Refinancing shall have been consummated, or shall be consummated substantially concurrently with the funding under the Bridge Facility, and the Administrative Agent shall have received customary release, discharge and termination documentation evidencing the consummation thereof.

9.           The Arrangers shall have received at least three business days prior to the Closing Date, to the extent reasonably requested at least ten business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

10.           From and after the Put Option Agreement Date (as defined in the Form Acquisition Agreement), there shall not have occurred any Company Material Adverse Effect (as defined in the Form Acquisition Agreement).

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ANNEX I to EXHIBIT C

CONFIDENTIAL

FORM OF
SOLVENCY CERTIFICATE

[ ], 202[ ]

This Solvency Certificate is delivered pursuant to Section [ ] of the Credit Agreement dated as of [            ], 202[ ], among [            ] (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1.           I am the [Chief Financial Officer] of the Borrower. I am familiar with the Transactions and have reviewed the Credit Agreement, financial statements referred to in Section [__] of the Credit Agreement and such documents and made such investigation as I deemed relevant for the purposes of this Solvency Certificate.

2.           As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Chief Financial Officer] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

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IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

SONOCO PRODUCTS COMPANY,

by

Name:
Title:

[Signature Page to Solvency Certificate]